EXHIBIT 10.1

[CISCO SYSTEMS CAPITAL LOGO]

APPENDIX AND AMENDMENT

To Master Agreement to Lease Equipment No. 1103 and Schedules

THIS APPENDIX AND AMENDMENT TO MASTER AGREEMENT TO LEASE EQUIPMENT NO. 1103 AND SCHEDULES dated May 23, 2002 (this “Appendix”), effective as of March 1, 2002, is entered into by and between CISCO SYSTEMS CAPITAL CORPORATION (“Lessor”), and INTERNAP NETWORK SERVICES CORPORATION, a Delaware corporation (formerly a Washington corporation) (“Lessee”), supplements and amends, and shall be deemed incorporated into, that certain Master Agreement to Lease Equipment between Lessor and Lessee dated as of January 20, 1998, as amended (the “Master Lease”), and is entered with reference to the following:

A.    Lessor and Lessee have entered into equipment Schedules 1 through 73 to the Master Lease, which together with such Master Lease are referred to hereinafter collectively, as the Lease.

B.    Lessee has requested that Lessor agree to extend for twenty-four months the due date for certain Rent payments set forth in certain Schedules and has agreed to buy-out certain other Schedules subject to the Lease, as set forth below.

C.    Lessor and Lessee have agreed to amend the Lease as a condition to the restructuring of the Rent payments.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.    DEFINITIONS

All capitalized terms used but not otherwise defined in this Appendix shall have the respective meanings assigned to such terms in the Lease. In addition to terms defined in the Lease, the following terms shall have the following meanings:

“Buy-Out Payment” shall have the meaning assigned to it in Section 2(a) of this Appendix.

“Cash Equivalents “ means, at any time:

(a)  any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b)  commercial paper maturing not more than 270 days from the date of issue, which is rated A-1 or higher by S&P or P-1 or higher by Moody’s, or

(c)  any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000;

(d)  any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any of Fortis in The Netherlands, Barclays in the United Kingdom or Butterfield in Bermuda;

(e)  any fund that invests solely in one or more types of securities described in clauses (a) through (c) above; and

(f)  any money market fund that is rated A2 or higher by Moody’s or A or higher from S&P and that has portfolio assets of at least $1,000,000.

“Change of Control” means

(a)  the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Lessee (on an as converted basis); or

(b)  during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Lessee (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Lessee was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Lessee then in office.

“Closing Date” shall mean the date when all of the conditions precedent set forth in Section 3 of this Appendix have been satisfied or otherwise waived in writing by Lessor, including, without limitation, receipt by Lessor of the Buy-Out Payment.

“EBITDA” means, for any applicable period, the revenue of Lessee minus Lessee’s (i) direct cost of network, (ii) cost of customer support, (iii) product development costs, (iv) sales and marketing costs, and (v) general and administrative costs.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2000 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any national government, or any state, province or other political subdivision thereof or therein, or any governmental ministry, department, body, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Lease” shall have the meaning assigned to such term in Recital A of this Appendix.

“Lease Documents” shall mean the Master Lease, all Schedules entered into in connection with the Master Lease, including without limitation the Remaining Schedules, this Appendix, all documents and agreements entered into between Lessee and Lessor in connection with any of the foregoing, and all financing statements filed with respect to any of the foregoing.

“Master Lease” shall have the meaning assigned to such term in the introductory paragraph to this Appendix.

“Material Adverse Change” means (i) a material adverse change in the business, operations or financial condition of Lessee and its Subsidiaries taken as a whole, or (ii) any event, matter, condition or circumstance which (A) would materially impair the ability of Lessee or any other Person to perform or observe its obligations under or in respect of the Lease Documents or any other agreements, instruments or documents executed in connection herewith, or (B) affects the legality, validity, binding effect or enforceability of the Lease Documents or any other agreements, instruments or documents executed in connection herewith.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, governmental authority, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Remaining Schedules” shall have the meaning assigned to it in Section 2(b) of this Appendix.

“Restricted Cash” means any cash or Cash Equivalents of Lessee in a cash collateral account or otherwise that secures payment or performance of any obligation of Lessee to any Person, including without limitation, cash held to secure reimbursement obligations for any letters of credit or bonds, other than the amount of cash or Cash Equivalents, if any, that (i) exceeds any required minimum balances established by any Person and (ii) can be withdrawn and utilized by Lessee.

“Subsidiary” means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Unrestricted Cash Balance” means, at any time, the amount by which all cash and Cash Equivalents exceeds the balance at such time of Restricted Cash.

2.	RESTRUCTURING OF EXISTING LEASE SCHEDULES; ACKNOWLEDGMENT OF LEASE OBLIGATIONS.

(a)  Buy-Out of Designated Schedules.    On the Closing Date, Lessee shall pay to Lessor Twelve Million One Hundred Twelve Thousand Three Hundred Forty-Nine and 91/100 Dollars ($12,112,349.91) (the “Buy-Out Payment”) in full satisfaction of all Rent payments due under Schedules 6 through 19 inclusive, for the purchase of the Equipment subject to Schedules 6 through 19, and in full satisfaction of all Rent payments due under Schedules 4 and 5. Upon receipt of the Buy-Out Payment, Lessee shall be the owner of the Equipment subject to Schedules 6 through 19. On the Closing Date, Lessee shall return the Equipment subject to Schedules 4 and 5 to Lessor by shipping such equipment to Lessor within 30 days of the Closing Date.

(b)  Restructured Lease Payments.    Each of the Schedules executed by Lessee in connection with the Master Lease, including all Schedules that have been executed by Lessee in connection with PFI, are described on Exhibit A hereto. Schedules 20 through 73 as listed on Exhibit A, other than Schedules 40, 52 and 71 which are marked “cancelled” (collectively, the “Remaining Schedules”), shall be restructured as follows: All Rent payments due under the Remaining Schedules beginning with the payment due March 1, 2002, shall be extended for twenty-four months. Absent the occurrence of an Event of Default, no payments will be due under the Remaining Schedules for the months of March 2002 through February 2004. Absent the occurrence of an Event of Default, all remaining monthly Rent payments due under each Remaining Schedule shall be due and payable beginning March 1, 2004 and continuing on the first day of each month thereafter such that the last payment under each Remaining Schedule is due and payable on the first day of the twenty-fourth (24th) month after the original scheduled payment date set forth in the Remaining Schedule for such last payment. Except as otherwise set forth in this Appendix, the terms of the Remaining Schedules shall remain unchanged and in full force and effect, including, without limitation the purchase option set forth therein. With respect to Schedules 45 and 73, Lessee believes that it has returned the Equipment subject to such Schedules to Lessor. Lessee and Lessor shall attempt to reconcile such Schedules on or before the thirtieth (30) day after the Closing Date to determine whether Lessor received the Equipment subject to such Schedules from Lessee. If at any time after the Closing Date, Lessor is able to verify that the Equipment subject to any of Schedules 45 and 73 was received by Lessor, Lessor shall cancel the Schedules with respect to which it received all of the Equipment subject thereto and amend Exhibit A hereto to delete such Schedule numbers. If Lessor is unable to verify receipt of such Equipment, Lessee shall remain obligated under such Schedules.

(c)  Binding Effect of Lease Documents.    Lessee hereby acknowledges, confirms and agrees that: (a) each of the Lease Documents to which it is a party has been duly executed and delivered to Lessor by Lessee, and each is in full force and effect as of the Closing Date, (b) the agreements and obligations of Lessee contained in such Lease Documents, including, without limitation, this Appendix, constitute the legal, valid and binding obligations of Lessee, enforceable against it in accordance with their respective terms, and Lessee has no valid defense to the enforcement of such obligations, and (c) Lessor is and shall be entitled to the rights, remedies and benefits provided for in the Lease Documents and applicable law.

3.	CONDITIONS PRECEDENT.

(a)  Conditions to Effectiveness.

The effectiveness of the this Appendix and the amendments to the Remaining Schedules contemplated hereby shall be conditional upon the following conditions having been satisfied or provided for in a manner satisfactory to Lessor:

(i)  Receipt of Lease Documents.    This Appendix shall have been duly executed by, and delivered to, Lessee and Lessor, and Lessor shall have received a legal opinion in form acceptable to Lessor and its counsel, together with a Secretary’s Certificate and resolutions and such other documents and agreements as Lessor shall request in connection with the transactions contemplated by this Appendix.

(ii)  Receipt of Payment.    Lessee shall have received the Buy-Out Payment.

(iii)  Receipt of Payments Under Existing Lease.    Lessor shall have received all payments owed by Lessee to Lessor through February 28, 2001 under the Master Lease, all Schedules subject to such Master Lease immediately prior to the effectiveness of this Appendix, and under all other agreements between Lessor and Lessee.

(iv)  Reconciliation of Remaining Schedules.    Lessee shall have executed and delivered to Lessor all Remaining Schedules not previously executed by Lessee with respect to equipment that was shipped to Lessee, and all equipment described as CSC Pre-funded Inventory or PFI, shall have been reconciled with Lessor and supporting Schedules shall have been executed by Lessee and delivered to Lessor.

(v)  Due Diligence.    Lessee shall have provided to Lessor all information requested by Lessor for the completion of Lessor’s due diligence and documentation. Lessor shall have completed its business and legal due diligence, with results satisfactory to Lessor.

(vi)  No Events of Default.    Lessee shall not be in default under (i) any agreement with Lessor or Cisco Systems, Inc., (ii) any agreement with Silicon Valley Bank, (iii) any material agreement with any third party, (iv) any non-material agreement with any third party if Lessor determines in its reasonable commercial judgment that such default could impact Lessee’s ability to operate its business as currently operated or Lessee’s ability to meet its obligations to Lessor, or (v) any agreement with any Person as a result of this Appendix.

(vii)  Schedule of Defaults.    Lessee shall have delivered to Lessor a Schedule of Defaults identifying the nature of such defaults and the party to which Lessee is in default or that has asserted a default.

(viii)  Representations and Warranties.    No representation or warranty by Lessee contained herein or in any of the other Lease Documents shall be untrue or incorrect in any material respect as of the Closing Date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated hereunder.

4.	FURTHER LESSEE REPRESENTATIONS AND COVENANTS.

Lessee agrees as follows:

(a)  Lessee Representations.

Lessee hereby represents and warrants to Lessor that as of the Closing Date:

(i)  There are no actions, suits or proceedings pending or, to the best of Lessee’s knowledge, threatened, against or affecting Lessee or any of its Subsidiaries before any Governmental Authority or arbitrator which (i) purport to affect or pertain to the this Appendix, the Lease or any Schedule, or (ii) if determined adversely to Lessee or any such Subsidiary, would result in a Material Adverse Change, except as set forth on Exhibit B.

(ii)  Lessee and its Subsidiaries possess all approvals, authorizations, permits, franchises, licenses, patents, trademarks, trade names, service marks, and copyrights, free from burdensome restrictions, that are reasonably necessary for the ownership, maintenance and operation of their respective businesses and the maintenance and operation of the Equipment, and neither Lessee nor any of its Subsidiaries is in material violation of any right of others with respect to the foregoing.

(iii)  Lessee and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets and otherwise due and payable, except those which are being or will be contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. Lessee has not received any notice of any proposed tax assessment against Lessee or any of its Subsidiaries that would, if made, result in a Material Adverse Change.

(iv)  There exists no Event of Default.

(v)  Lessee is not in default under any agreement with any Person except as set forth on the Disclosure Schedule attached hereto as Exhibit B.

(vi)  Attached hereto as Exhibit C is a true and correct Schedule of Locations of Equipment which sets forth and the locations of all Equipment subject to all Remaining Schedules, a description of the Equipment located at each such location, the street address of such location, a contact person at such location, and a telephone number for such contact person.

(vii)  There are no liens or security interests against any equipment or inventory of Lessee, other than purchase money liens and leases in specific items of equipment, and the security interests of Silicon Valley Bank or (ii) ClearBlue Technologies, Inc.

(viii)  Since March 1, 2002, no Material Adverse Change has occurred.

(ix)  The consent of Silicon Valley Bank to Lessee’s execution, delivery and performance of this Appendix is not required under any of the agreements between Silicon Valley Bank and Lessee.

(b)  Negative Covenants.

Lessee shall not:

(i)  Engage in any material line of business substantially different from those lines of business carried on by it or contemplated to be carried on by it (as disclosed to Lessor) as of the Closing Date;

(ii)  Declare or pay any dividends in respect of Lessee’s capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire or otherwise acquire for value any stock of Lessee, except that Lessee may (A) declare and deliver dividends and distributions payable only in common stock of Lessee, (B) purchase, redeem, retire or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock, and (C) repurchase stock owned by employees, directors and consultants of Lessee pursuant to the terms of any employment, consulting or other stock restriction agreements at such time as any such employee, director or consultant terminates his or her affiliation with Lessee, provided that no Event of Default shall exist either immediately prior to or after giving effect to such repurchase, and provided further that the total amount paid in connection therewith by Lessee shall not exceed $100,000 in any year.

(iii)  Notwithstanding anything to the contrary in this Appendix or any Schedule or other Lease Document, move any Equipment from one location to another location without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Lessor shall not withhold its consent if such Equipment will be located in the United States and Lessee provides to Lessor, prior to moving any such Equipment, a description of the Equipment it intends to transfer, the Schedule number to which such Equipment is subject, the address of the location from which and to which the Equipment shall be moved, and a Collateral Access Agreement from the lessee or owner.

(c)  Affirmative Covenants.

Lessee shall, and shall cause each of its Subsidiaries to:

(i)  Maintain and preserve (A) its corporate existence, and (B) all material copyrights, patents, trademarks, trade names and service marks and other intellectual property rights, and all other material rights, qualifications, permits, licenses, franchises and privileges, necessary or desirable in the ordinary course of business and operations and the ownership of its properties;

(ii)  Obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any Governmental Authority necessary (A) in connection with the execution, delivery and performance of the Lease Documents or any related documents and instruments and the leasing of the Equipment as contemplated thereby, or (B) in the ordinary course of its business and operations and the ownership of its properties, except, in the case of this clause (B), to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change;

(iii)  Comply in all material respects with all requirements of law of any Governmental Authority having jurisdiction over it or its business, except as may be contested in good faith, or as to which a bona fide dispute may exist, or where non-compliance could not reasonably be expected to result in a Material Adverse Change; and

(iv)  Deliver to Lessor not later than 45 days after the end of each Fiscal Year, and 30 days after the end of each of its first three Fiscal Quarters, a consolidated and consolidating balance sheet of Lessee and its Subsidiaries as at the end of such quarter or year-end date, and the related statements of income and cash flows for such period, all in reasonable detail; provided, that with respect to the year-end financials, Lessee shall deliver to Lessor the audited financial results as audited by Lessee’s certified independent accountant, as soon as available if such results are available and in any event no later than the 90th day after the end of Lessee’s Fiscal Year. All financial statements shall be prepared in accordance with GAAP and, in the case of the year-end financials, shall not be subject to any qualifications as to the scope of the audit, nor to any qualifications not reasonably acceptable to Lessor. Lessee shall deliver to Lessor with each financial statement a Compliance Certificate in substantially the form of Exhibit D attached hereto, of the chief financial officer, controller or treasurer of Lessee as of the end of the applicable accounting period.

(v)  On or before June 13, 2002, deliver to Lessor a Collateral Access Agreement for each location where Equipment subject to any Remaining Schedules is located, substantially in the form of Exhibit E attached hereto. Upon the request of Lessor, Lessee shall assist Lessee to obtain access to such locations for the purpose of inspecting or removing Equipment, and, without limiting the generality of the foregoing, shall deliver to the lessee or owner of such locations written instructions authorizing such lessee or owner to allow Lessor access to such facility for the purposes described herein.

(vi)  Upon any receipt of a notice of default from Silicon Valley Bank or any other lender or agent, deliver a copy of such notice to Lessor.

(d)  Financial Covenants.

From the Closing Date through the date that all obligations of Lessee to Lessor are paid in full, including, without limitation, payment of all Rent, Lessee shall comply with each of the financial covenants set forth below:

(i)  Minimum Revenue.    Lessee shall have for each Fiscal Quarter ending on the last day of such Fiscal Quarter as set forth below, revenue for such period of not less than the amount set forth below opposite such Fiscal Quarter:

Quarterly Period Ending	Revenue
June 30, 2002	$29,000,000
September 30, 2002	$31,000,000
December 31, 2002	$34,000,000
March 31, 2003	$36,000,000
June 30, 2003	$38,000,000
September 30, 2003	$39,000,000
December 31, 2003 and thereafter	$41,000,000

(ii)  Minimum EBITDA.    Lessee shall have for each Fiscal Quarter ending on the last day of such Fiscal Quarter as set forth below, EBITDA for such period of not less than the amount set forth below opposite such Fiscal Quarter:

Quarterly Period Ending	EBITDA
June 30, 2002	$(10,000,000)
September 30, 2002	$(8,000,000)
December 31, 2002	$(6,000,000)
March 31, 2003	$(5,000,000)
June 30, 2003	$(4,000,000)
September 30, 2003	$(3,000,000)
December 31, 2003 and thereafter	$(2,000,000)

(iii)  Minimum Unrestricted Cash Balance.    The Unrestricted Cash Balance of Lessee shall not, at any time, be less than $10,000,000.

5.	AMENDMENT TO MASTER LEASE; ADDITIONAL EVENTS OF DEFAULT.

Section 4.1 (Events of Default) of the Master Lease is hereby deleted in its entirety and replaced with the following:

“4.1 Events of Default

(a)  Lessee fails to pay any Rent or other amount due under any Lease, Remaining Schedule or other Lease Document within five (5) days after it becomes due and payable;

(b)  any representation or warranty of Lessee made in the Lease or any other Lease Document or otherwise shall have been false or misleading in any material respect as of the date when it was made;

(c)  Lessee fails to maintain insurance as required under the Lease or any Lease Document;

(d)  Lessee fails to perform any financial covenant or negative covenant made by it under any Lease or any of the other Lease Documents or fails to deliver any of the financial statements or other reports as and when required under the Lease Documents;

(e)  Lessee fails to perform or breaches any covenant, condition or agreement made by it under any Lease, or any of the other Lease Documents, other than a covenant, condition or agreement covered by subsections (a), (b), (c) and (d) above, or subsections (f), (g), (h), (i), (j) and (k) below, and such failure continues for ten (10) days after Lessor gives notice of such breach to Lessee; provided, if such failure or breach is not capable of being cured it shall constitute an immediate Event of Default;

(f)  bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings are instituted by or against Lessee, any guarantor of any Lease, or all or any part of such Person’s property, under the Federal Bankruptcy Code or other law of the United States or of any other competent jurisdiction, and, if such proceeding is brought against such Person, it consents thereto or fails to cause the same to be discharged within thirty (30) days after it is filed;

(g)  Lessee defaults under any agreement with respect to the purchase or installation of any of the Equipment;

(h)  Lessee or any guarantor of any Lease, or any of their respective subsidiaries or other affiliates, defaults under any other instrument or agreement with CSC or Cisco Systems, Inc., and such default continues after the expiration of any applicable grace period;

(i)  Lessee or any of its subsidiaries, defaults under any obligation to repay borrowed money of not less than $250,000, or under any lease obligation, with any other lender or lessor, and such default continues after the expiration of any applicable grace period;

(j)  there occurs any Material Adverse Change; or

(k)  there occurs any Change of Control.”

6.	REVIVAL OF OBLIGATIONS.

(a)  Lessee acknowledges and agrees that in the event that Lessor shall hereafter be required to refund or disgorge the Buy-Out Payment or any portion thereof, then (i) Schedules 6 through 19 and 4 and 5 shall be reinstated and the liabilities of Lessee thereunder shall be automatically revived, reinstated and restored as though such Buy-Out Payment or portion thereof had never been paid to Lessor, (ii) the Equipment subject to such Schedules shall continue to be owned by Lessor as set forth in the Lease, and (iii) the due dates for the Rent due under the Remaining Schedules shall automatically revert back to the due dates that existed prior to the Closing Date and the two year extension for the Rent payments as set forth in Section 2(b) shall be of no force and effect.

7.	USE OF CISCO NAME.

Lessee agrees that it shall not, without Lessor’s prior written consent, disclose the existence or terms of any lease or financing facility with Lessor or use the name or logo of Lessor or Cisco Systems, Inc. in any press release, advertisement or other public pronouncement, nor represent to any Person that the relationship between Lessee and Lessor or Cisco Systems, Inc. is other than that of seller and lessor of equipment except (i) as agreed to in writing by Cisco Systems, Inc. or Lessor, or (ii) as required by regulatory authority and then only upon reasonable prior written notification to Lessor and Cisco’s prior written approval which approval will not be unreasonably withheld, delayed or conditioned.

8.    CONFLICT OF TERMS.    Notwithstanding that this Appendix is incorporated into the Master Lease, if there is any direct conflict between the terms of this Appendix and the terms of the Master Lease, the terms of this Appendix shall govern and control.

9.	MISCELLANEOUS.

(a)  Further Assurances.    The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Appendix.

(b)  Binding Effect.    This Appendix shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(c)  Survival of Representations and Warranties.    All representations and warranties made in this Appendix or any other document furnished in connection with this Appendix shall survive the execution and delivery of this Appendix and the other documents, and no investigation by Lessor shall affect the representations and warranties or the right of Lessor to rely upon them.

(d)  Severability.    Any provision of this Appendix held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Appendix.

(e)  Governing Law.    The governing law section set forth in the Master Lease shall apply to this Appendix.

(f)  Counterparts.    This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.

(g)  Complete Agreement.    This Agreement together with other Lease Documents constitute the complete and final agreement of the parties hereto, and supersedes all prior or contemporaneous oral or written communications, proposals, and discussions, with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Lessor and Lessee have caused this Appendix to be duly executed by their authorized representatives as of the date first set forth above.

CISCO SYSTEMS CAPITAL CORPORATION, Lessor		INTERNAP NETWORK SERVICES CORPORATION Lessee

By:	/S/ DAVID A. ROGAN	By:	/S/ JOHN M. SCANLON
Title:	President, Cisco Capital	Title:	CFO